Exhibit 10.4

Separation and Transition Agreement

April 29, 2013

Mr. Tony Lefebvre

Dear Tony:

You have informed us of your desire to resign from your employment with Spirit Airlines, Inc. (“Spirit” or the “Company”). Spirit would like you to remain fully dedicated in your capacity as Senior Vice President and Chief Operating Officer of the Company for a transition period while the Company recruits your successor in that role. This Separation and Transition Agreement (“Agreement”) is entered in connection with your decision to receive the separation and executive transition package offered by Spirit. The purpose of this Agreement is to summarize the benefits that will be available to you in return for your continuing to serve the Company in your current role during an agreed transition period, providing the Company a release of claims and certain other undertakings by you and the Company.

Please read this document thoroughly and review it with your attorney or a person of your choice. In order to receive the separation benefits outlined below, you must sign and return a copy of this Agreement. Please sign and return a copy of this agreement to Meisha Smith, Director and Legal Counsel, C/O Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not later than May 20, 2013.

The terms of this Agreement other than Separation Benefits described below are effective as of the date first written above. Separation Benefits will be payable or deliverable to you, subject to the terms and conditions in this Agreement, only if your last day of full-time employment with the Company (“Termination Date”) occurs on or after June 30, 2013.

A.    Separation Benefits

All payments outlined below (other than for unused vacation, if any, as of the Termination Date) are conditioned upon your execution (and non-revocation) of this Agreement. After the Termination Date and provided that you have returned all Company property pursuant to Section H below and not revoked this signed agreement, you are entitled to the following:

1.Severance

You will be entitled to receive a total of $300,000 in base severance payments over the course of one (1) year beginning within 15 days following the Termination Date, if such date occurs on or after June 30, 2013. The Company will not be under any obligation to pay base severance payments if you terminate your employment prior to June 30, 2013.

Severance payments will be reduced by any advances or similar outstanding amounts owed to Spirit, if any, such as sick days or vacation days used in excess of the number to which you were entitled as of your separation date. In addition, all legally and court-ordered garnishments and levies, if any, will be withheld.

Your payment(s) will be made semi-monthly according to regular payroll procedures and subject to the foregoing provisions for the withholding of any federal, state and local taxes. Payments will be direct deposited.

2.	Transition Bonus

The Company wishes to incentivize you to assist in a smooth transition for the role of Chief Operating Officer. Accordingly, in addition to the aforementioned base severance pay, subject to the following you will be eligible to receive a special transition bonus amounting to the sum of (i) $20,000, plus (ii) $4,000 per week for each week, if any, elapsed between the date that is 30 days following the date first written above and the earlier to occur of (a) the employment start date of any successor to you in the role of Chief Operating Officer of the Company and (b) June 30, 2013, which transition bonus will be payable to you in a lump sum. You will not receive, and the Company shall be under no obligation to pay to you, this special transition bonus if you terminate your employment with the Company prior to June 30, 2013 or, if earlier, the employment start date of your successor as Chief Operating Officer. As a condition to receiving this special transition bonus, you will remain fully dedicated to your role as Chief Operating Officer of the Company, provided that (i) you will not be required to attend any meetings of the Board of Directors of the Company, and (ii) you will be permitted to take up to 3 business days per calendar month for outside professional activities, which days will be charged against your accrued and unused vacation or, if none, against your base severance payments described above. You will not receive, or be eligible to receive, any other incentive compensation from the Company, other than equity awards that were granted to you prior to the date hereof and are vested as of the Termination Date.

3.    Repayment or Cessation of Severance and Transition Bonus Pay

If you are later employed outside Spirit, you will not forfeit any base severance or bonus pay because of that employment. However, if you are rehired by Spirit you will forfeit any remaining balance of severance and transition bonus payments owed to you.

Your eligibility to receive base severance pay, transition bonus and the other benefits provided to you hereunder is conditioned on your representation that you have conducted yourself in an ethical, forthright and honest manner in connection with your work for Spirit, as well as your compliance with the other undertakings set forth in this Agreement (including, without limitation, the release of claims set forth in Section B and the covenants set forth in Sections C, D, E and F). You agree that if you act contrary to the representations and obligations set forth in this Agreement, you may be obligated to pay Spirit an amount equal to the value of the consideration furnished under this Agreement, and that Spirit shall be entitled to immediately cancel any remaining severance or transition bonus payments owed to you.

4    Vacation

In addition to the compensation described in sub-paragraph 1 above, you will be compensated for accrued unused vacation, the value of which will be paid to you in a lump sum with your regular pay on your last active pay period. This payment also is subject to all applicable federal (including social security), state and local taxes. Unused vacation pay will be included as part of your compensation for determining employee or employer contributions to the Company's 401(k) Plan.

5.    Employee Assistance Program
The Company's Employee Assistance Program services will continue to be available for thirty (30) calendar days following your termination date. You may contact our EAP coordinator for more information. The EAP phone number is (888) 267-8126.
6.    Travel
You (and your spouse and dependants listed on your travel benefits form) shall receive positive-space travel passes on Spirit for one year enabling you (and your spouse and dependents) to travel free of charge in any class of service that is available on Company's flights at the time of reservation.
7.    Healthcare
You (and your spouse and dependants) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover you (and your spouse and dependants) costs of coverage under COBRA at the same rate as if you remained a director with the Company for a period equal to the shorter of: (i) one (1) year or (ii) the date on which you accept a new position with another employer. If you obtain new employment within one year of your termination from Spirit, you must provide notification to Spirit, Attn: Meisha Smith, Director and Legal Counsel, 2800 Executive Way, Miramar, FL 33025).
8.    Blackberry
You will be permitted to use your Company-provided Blackberry for a period of thirty (30) days from your Termination Date after which the Blackberry must be returned to the Company (attention Meisha Smith, Director and Legal Counsel, 2800 Executive Way, Miramar, FL 33025).

B.    Release to Spirit

You acknowledge that the consideration and benefits provided herein are in lieu of anything of value to which you are entitled under any Company program or policy, except as specifically provided herein. In consideration of the benefits provided herein, you agree to release any and all claims, whether liquidated or contingent, known or unknown, that you have or may have against the Company as a result of the Company hiring you, your employment with the Company, and the termination of your employment with the Company. For the benefits provided herein, you, for yourself, your heirs, successors, and assigns, hereby release and discharge Spirit (including its affiliated companies) its affiliates, officers, employees and directors, from all liability for damages and agree not to institute any claim for damages, reinstatement, benefits, attorneys' fees, or other personal relief by charge or otherwise. You agree to release the Company for any claims including, but not limited to, any claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000, et seq; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. as amended; and any contract, quasi contract, statutory or tort claims, whether developed or undeveloped, arising from or related to the Company's hiring of you, your employment with the Company and the cessation of your employment with the Company. You understand and agree that this release and the Company's agreement to provide consideration are not intended and should not be construed, in any way, as an admission of any wrongdoing, liability, or violation of Spirit policy. You acknowledge that you have not been discriminated against on the basis of age, sex, disability, race, ethnicity, religion, or any other class protected by law. You are waiving claims for personal remedies, damages, reinstatement, benefits, attorney's fees, and other personal relief. However, nothing set forth in this agreement prohibits you from (1) filing a charge or complaint with, or participating in an investigation or proceeding not seeking personal remedies conducted by the EEOC or any comparable state agency, (2) participating in an action to question the validity of this Separation Agreement under the Older Workers Benefit Protection Act, or (3) filing any charge or claim, including Workers Compensation claims, not waivable by law. The Company and you also agree that, by signing this Agreement, you do not waive any claims regarding the 401K plan arising under the Employment Retirement Income Security Act or claims under the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”).

You further agree and acknowledge that:

a.By entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

b.You were given a copy of this Agreement on April 29, 2013 and you have been informed that you have twenty one (21) days within which to consider this Agreement. You may waive this waiting period and sign this Agreement any time before the expiration of the 21 day period, but are under no obligation to do so. If you voluntarily elect to sign this Agreement before your twenty-one (21) days expire, you will acknowledge that by signing the Election attached to this Agreement. Consideration and benefits under this Agreement will then begin within 15 days following the Termination Date, provided, however, that you have executed and not revoked this Agreement within the seven (7) day revocation period described below.

c.Even after you sign and return this Agreement to the Company (as set forth below), you have seven (7) calendar days in which to revoke this Agreement. To be effective, notice of rescission or revocation must be in writing and must be delivered by hand or by mail to Meisha Smith, Director & Legal Counsel, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 within the seven (7) day period. If a notice of rescission or revocation is delivered by mail it must be: 1) postmarked within the seven (7) day period, 2) properly addressed as set forth above, and 3) sent by certified mail return receipt requested or via a delivery service. This Agreement and release shall not become effective or enforceable until this seven-day period has expired.

d.You are hereby advised of your rights to consult with an attorney of your choosing before signing this Agreement. You acknowledge that you have had the opportunity to retain counsel regarding this matter, that you have read and fully understand the terms of this Agreement, or have had it analyzed by counsel, with sufficient time, and that you are fully aware of its contents and of its legal effect. You and the Company enter into this Agreement freely and voluntarily and with a full understanding of its terms.

A.	Company Information; Assistance

You agree that you will not use or copy any Company information (oral, electronic or written) records, files, materials, intellectual property or trade secrets of the Company (“Company Information”) for your personal use, or for use by you in a business or for a future employer. You further agree to provide Spirit with such assistance as may be requested by Spirit from time to time (including, without limitation, assistance with litigation, claims and administrative proceedings, whether formal or informal, actual or threatened) and for any such assistance, Spirit will provide you with hourly compensation at a rate based upon your base salary at the time of your separation. Spirit agrees not to require that you provide such assistance in a manner which will interfere with any then-existing employment.

B.	Confidentiality

Subject to the rights of either party to enforce the terms hereof, (a) you agree that this Agreement may not be disclosed by you to any person other than your attorney(ies), spouse or tax adviser, and (b) the Company agrees it will not disclose this Agreement to any third party except as required to comply with applicable legal requirements, including reporting requirements of the Securities and Exchange Commission, and on a confidential basis to its auditors and attorneys. Either party may disclose this Agreement or the terms hereof for the purpose of enforcing its rights hereunder.

C.	Non-Solicitation of Company Employees

You agree that for a period beginning on the date first written above and ending on the date that is the one-year anniversary of the Termination Date, you will not, directly or indirectly, solicit or attempt to solicit, or hire or cause any person or entity to hire, any of Spirit's employees or exclusive contractors to work with you or to work for any other entity.

F.    Non-Disparagement

You agree that you will not engage in any activity which is intended to embarrass, disparage, harass or adversely affect the Company/Spirit (including its affiliated companies) its officers, employees and directors, or their respective business operations, practices or services and you agree that you will not make any negative comments about any of the foregoing entities/persons, orally or in writing. The Company will procure that its Officers do not engage in any activity which is intended to embarrass, disparage, harass or adversely affect you (other than activity undertaken in connection with efforts to enforce this Agreement) and agrees that these individuals will not make any negative comments about you, orally or in writing.

G.    Miscellaneous
You acknowledge that you have been paid for all time worked, that you are not owed any back wages or other compensation and that you have not suffered any unreported workplace injury.

This Agreement sets forth the entire agreement between you and the Company relating to the subject matter hereof, provided that the covenant regarding confidentiality set forth in the attached Severance Plan Policy is incorporated herein by reference as if fully set forth herein. Once effective, this Agreement supersedes and replaces all prior understandings, whether oral or written. This Agreement may be amended only by a writing executed by both you and the Company.

The paragraph headings herein are for convenience only and do not add to or delete from the subject matter of this Agreement.

This Agreement may be signed in counterparts, each of which will be deemed to constitute an executed original and all of which together shall constitute a single instrument.

You represent that you have returned to the Company, or shall immediately return to the Company upon request, all documents, software, equipment (including, but not limited to, computers and computer-related items) and all other property and materials belonging to the Company, including but not limited to Company identification or security cards, keys and the like, all Company publications, notes, notebooks, recordings, and other materials to which you had access or which you developed in the course of your employment with the Company or which were obtained in the course of your employment with the Company. If this is acceptable to you, please signify your agreement by executing on the line below.

This Agreement will be interpreted under, and construed in accordance with, the internal laws of the State of Florida.

SPIRIT AIRLINES, INC.

/s/ Thomas C. Canfield
_____________________________
Name:
Title: SVP & General Counsel

AGREED AND ACCEPTED THIS _____ DAY

OF _________________, 2013

/s/ Tony Lefebvre
BY: ___________________________
Tony Lefebvre

Attachment: Spirit Airlines, Inc. Executive Severance Plan

Election to Execute Prior to Expiration of Twenty-One Day Consideration Period

I understand that I have at least twenty-one (21) days within which to consider this Agreement, and to execute this Agreement. However, after having the opportunity to consult counsel, I have freely and voluntarily elected to execute the Agreement and release before the twenty-one (21) day period has expired.

Date: _____________

Employee Name (print):____________________________________

(Employee Signature)